Exhibit 99.1

Memorial Production Partners LP Enters Into Forbearance Agreement with Noteholders and Receives Extension of Waiver Under Credit Facility

Continues Review of Strategic Alternatives and Ongoing Discussions with Lenders and Noteholders

HOUSTON, December 1, 2016 — Memorial Production Partners LP (NASDAQ:MEMP) (“MEMP” or “the Partnership”) today announced that it has entered into a forbearance agreement (the “Forbearance Agreement”) with certain noteholders that hold 51.7% of the Partnership’s 7.625% senior notes due 2021 (the “2021 notes”) and hold 69% of the Partnership’s 6.875% senior notes due 2022 (collectively, the “noteholders”), under which the noteholders have agreed to forbear from exercising any and all remedies available to them as a result of MEMP’s previously announced election to not make an interest payment of approximately $24.6 million due on the 2021 notes. The Forbearance Agreement extends through December 7, 2016.

In addition, MEMP reached an agreement with the lenders under its revolving credit facility to extend through December 16, 2016, the waiver that was previously granted in connection with MEMP’s election not to make the interest payment on the 2021 notes as noted above (the “Extended Waiver”).

As previously announced MEMP is engaged in ongoing discussions with its lenders and a steering committee of its noteholders regarding potential strategic alternatives to strengthen its balance sheet and improve its capital structure. The Forbearance Agreement and Extended Waiver will allow the parties to continue this dialogue and work towards a comprehensive solution that substantially improves MEMP’s balance sheet.

Operations are continuing as normal across MEMP’s asset base.

Perella Weinberg Partners L.P. is serving as financial advisor to MEMP and Weil, Gotshal & Manges LLP is serving as its legal counsel.

About Memorial Production Partners LP

Memorial Production Partners LP is a publicly traded partnership engaged in the acquisition, production and development of oil and natural gas properties in the United States. MEMP’s properties consist of mature, legacy oil and natural gas fields. MEMP is headquartered in Houston, Texas. For more information, visit www.memorialpp.com.

Forward-Looking Statements

This press release includes “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that MEMP expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “would,” “should,” “could,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “potential,” the negative of such terms or other comparable terminology are intended to identify forward-looking statements. These statements include, but are not limited to, statements about strategic alternatives and MEMP’s expectations of plans, goals, strategies (including measures to implement strategies), objectives and anticipated results with respect thereto. These statements are based on certain assumptions made by MEMP based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances, but such assumptions may prove to be inaccurate. Such statements are also subject to a number of risks and uncertainties, many of which are beyond the control of MEMP, which may cause MEMP’s actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks and uncertainties relating to, among other things, MEMP’s efforts to reduce leverage and effectuate strategic alternatives; MEMP’s level of indebtedness including its ability to satisfy its debt obligation; the borrowing base under MEMP’s revolving credit facility and failure to pay interest on its senior notes; risks related to MEMP’s ability to generate sufficient cash flow, to make payments on its debt obligations and to execute its business plan; MEMP’s ability to access funds on acceptable terms, if at all, because of the terms and conditions governing MEMP’s indebtedness or otherwise; and the risk that MEMP’s hedging strategy may be ineffective or may reduce its income. Please read MEMP’s filings with the Securities and Exchange Commission (“SEC”), including “Risk Factors” in MEMP’s Annual Report on Form 10-K, and if applicable, MEMP’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which are available on MEMP’s Investor Relations website at http://investor.memorialpp.com/sec.cfm or on the SEC’s website at http://www.sec.gov, for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements in this press release are qualified in their entirety by these cautionary statements. Except as required by law, MEMP undertakes no obligation and does not intend to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Contacts

Investors:

Memorial Production Partners LP

Bobby Stillwell – Chief Financial Officer

(713) 588-8347

ir@memorialpp.com

Memorial Production Partners LP

Martyn Willsher – Treasurer

(713) 588-8346

ir@memorialpp.com

Media:

Meaghan Repko / Andrew Siegel / Aaron Palash

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449